EXHIBIT 10(bb)

             SEVERANCE AND SETTLEMENT AGREEMENT AND RELEASE


     AGREEMENT made as of the 20th day of December, 1995, by and between Hasbro, Inc. (the "Company") and Dan D. Owen ("the Employee").

     WHEREAS, the parties wish to establish the terms of the Employee's severance arrangement and to provide severance compensation to the Employee in consideration for restricting his right to compete with the Company;

     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

      1. Monetary Consideration. In the event of the involuntary termination without cause of the Employee's employment by the Company or the Employee's constructive termination, the Company agrees to continue to pay the Employee an amount equal to the equivalent of two years' base salary in effect on the date of termination, plus any applicable bonuses, less all applicable state and federal taxes as severance pay ("severance pay"). The severance pay will be paid to the Employee in equal periodic payments which correspond to the payment periods then in effect at the time of his termination. In addition to severance pay, in the event of any such termination, the Employee will also receive for the period of one year, in accordance with the Company's policies then in effect, (a) use of a leased car and (b) health insurance. In addition, the Employee shall have the right to exercise all stock options for the Company's stock in accordance with the terms of the applicable stock option plans. In the event the Employee obtains employment during the first year following his termination, his use of a leased car and health insurance shall immediately terminate.

          A termination shall be deemed to be "for cause" if based upon a good faith finding by the Company of a material failure of the Employee to perform his assigned duties for the Company, dishonesty, gross negligence or misconduct. For the purposes of this Agreement, a constructive termination of the Employee's employment shall occur if the Employee terminates employment within one year after the occurrence of any of the following without the explicit written consent of the Employee:
(a) substantial diminution of responsibilities or compensation or (b) a change in work location beyond a 100 mile radius from the Employee's current location of employment. In the event the Employee's employment terminates due to death, the Employee or his estate shall receive an amount equivalent to four months' salary and any applicable bonus, on a prorated basis, less all applicable state and federal taxes, as severance pay.

          In the event the Employee's employment is terminated by either the Company or the Employee due to disability, the Employee shall be entitled to receive severance pay in the same amount, on the same terms and paid on the same basis, as if he had been involuntarily terminated without cause; provided, however, that the amount of the Employee's severance pay shall be reduced by any amounts he is eligible to receive under the Company's long-term disability plan or any other similar insurance plans of the Company in which the Employee participates. As used in this Agreement, the term disability shall mean the inability of the Employee to perform his assigned duties, due to a physical or mental disability, for a period of 120 days, whether or not consecutive, during any 360-day period. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties. In the event the Employee is terminated without cause or is constructively terminated, the Company shall be obligated to pay what would otherwise be the Employee's obligation to make payments for medical insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

      2. Release. Immediately following his termination without cause or constructive termination, the Employee agrees to sign a release and covenant not to sue (the "Release") in the form appended hereto as Exhibit A or in such other form as may be requested by the Company. The Company shall not be obligated to make any payments pursuant to paragraph 1 of this agreement unless and until it receives a release in a form satisfactory to the Company. The other provisions of this Agreement, including but not limited to paragraphs 3 and 4, shall be in force and effect even if the Employee does not sign the Release and covenant not to sue as required by this paragraph.

      3.  Non-Compete.

        (a) During the period of the severance agreement, the Employee will not directly or indirectly:

           (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in directly or indirectly the marketing, distribution or sale of toys, or any enterprise whose business, in whole or in substantial part, is the development, manufacture or sale of toys in competition with Hasbro, Inc. or any of its subsidiaries or affiliates; or

          (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

         (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or active prospects, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

        (b) If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

        (c) The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any material breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

      4.  Proprietary Information.

        (a) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

        (b) Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

        (c) Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

      5. No Reinstatement. The Employee understands and agrees that, as a condition for payment to him of the above-described sums, he shall not be entitled to any employment with the Company or with any of its corporate affiliates at any time in the future, and that he will not apply for employment with the Company or with any of its corporate affiliates unless the Company requests in writing that he apply for such employment.

      6. Nature of Agreement. The Employee understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

      7. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

      8. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

      9. Confidentiality. The Employee understands and agrees that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Employee, his agents and representatives, and the dispute resolved by this Agreement shall also remain confidential, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.

     10. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the severance and settlement and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

     11. References. In the event of any termination of the Employee's employment, for any reason whatsoever, the Company will respond to all inquiries for recommendations, references, or other information about the Employee with the specific dates of his employ, position, title, and responsibilities, and will provide no evaluation, assessment, reference, or other information without the prior written consent of the Employee.

     12. Applicable Law. This Agreement shall be governed by the laws of the State of Rhode Island.

     13. Acknowledgments. The Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. The Employee may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

     14. Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

     IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.


By: /s/ Dan D. Owen                      Date: December 14, 1995
   -------------------------


By: /s/ Alfred J. Verrecchia             Date: December 20, 1995
   -------------------------



                               Exhibit A

     Release. The Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, agents and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which he ever had or now has against the Company, its officers, directors, stockholders, corporate affiliates, agents and employees, including, but not limited to, all claims arising out of his employment, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., and M.G.L. c.151B, Section 1 et seq., the Americans With Disabilities Act, 29 U.S.C. Section 706 et seq., damages arising out of all employment discrimination claims, wrongful discharge claims or other statutory or common law claims and damages. This paragraph shall not release the Employee's right to enforce the terms of the Agreement by and between Hasbro, Inc. and Dan D. Owen dated December 20, 1995.


     Covenant Not To Sue. The Employee further represents and warrants that he has not filed any complaints, charges, or claims for relief against the Company, its officers, directors, stockholders, corporate affiliates, agents or employees with any local, state or federal court or administrative agency which currently are outstanding. If he has done so, he will forthwith dismiss all such complaints, charges, or claims for relief with prejudice. The Employee further agrees and covenants not to bring any complaints, charges or claims against the Company, its officers, directors, stockholders, corporate affiliates, agents or employees with respect to any matters arising out of his employment with or termination by the Company. This paragraph shall not release the Employee's right to enforce the terms of the Agreement by and between Hasbro, Inc. and Dan D. Owen dated December 20, 1995.


By:                                      Date:
   -------------------------



                                                      March 28, 1996



Hasbro, Inc.
1027 Newport Avenue
Pawtucket, RI  02862

Attention    Alfred J. Verrecchia
             Chief Operating Officer
             Domestic Toy Operations


Dear Al:

I refer to my employment agreement (the "Change of Control Agreement"), dated as of August 3, 1995 and my Severance and Settlement Agreement and Release dated as of December 20, 1995 (the "Severance Agreement"). This will confirm that upon the "Effective Date" of the Change of Control Agreement, as defined in the Change of Control Agreement, the Change of Control Agreement shall supersede my Severance Agreement and the Severance Agreement shall, as of the Effective Date, no longer be in effect.

Very truly yours,



 /s/ Dan D. Owen
----------------
Dan D. Owen


ACCEPTED AND AGREED:

HASBRO, INC.


By: /s/ Alfred J. Verrecchia
   -------------------------